Exhibit 1

DATED July 28, 2021

THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN SCHEDULE 1

and

PIVOTAL HOLDINGS CORP

SHAREHOLDERS’ AGREEMENT

in respect of Pivotal Holdings Corp

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	GOVERNANCE MATTERS	5

3.	VOTING COMMITMENTS AND RELATED MATTERS	7

4.	PROXY	9

5.	ASSIGNMENT; THIRD PARTY RIGHTS; NO TRANSFERS	9

6.	CONFIDENTIALITY

7.	NOTICES	9

8.	VARIATION	10

9.	REMEDIES AND WAIVERS	10

10.	NO PARTNERSHIP/AGENCY	10

11.	SEVERANCE	11

12.	PREVAILING TERMS	11

13.	CUMULATIVE RIGHTS	11

14.	EFFECTIVENESS	11

15.	TERMINATION	11

16.	COSTS AND EXPENSES	12

17.	COUNTERPARTS	12

18.	ENTIRE AGREEMENT	12

19.	GOVERNING LAW AND JURISDICTION	12

20.	WAIVER OF JURY TRIAL	13

21.	SPECIFIC PERFORMANCE	13

THIS AGREEMENT is made on July 28, 2021

BETWEEN:

1.	THE PERSONS whose names and addresses are set out in Schedule 1 (together, the “Shareholders” and each a “Shareholder”);

AND

2.

Pivotal Holdings Corp, a BVI business company limited by shares incorporated under the laws of the British Virgin Islands, the registered office of which is the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands (the “Company”),

(together, the “parties” and each a “party”).

WHEREAS:

A.

Swvl Inc., a BVI business company limited by shares incorporated under the laws of the British Virgin Islands (“Swvl”), Queen’s Gambit Growth Capital, a Cayman Islands exempted company with limited liability (“SPAC”), the Company, Pivotal Merger Sub Company I, a Cayman Islands exempted company with limited liability and wholly-owned subsidiary of the Company, and Pivotal Merger Sub Company II Limited, a BVI business company limited by shares incorporated under the laws of the British Virgin Islands and wholly-owned subsidiary of SPAC are parties to that certain Business Combination Agreement dated July 28, 2021 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, following certain mergers and other corporate actions conducted in accordance with the Business Combination Agreement, the Company became or will become the direct holding company of Swvl and the Shareholders became or will become shareholders in the Company.

B.

The Company and the Shareholders wish to establish certain Board appointment and corporate governance rights, as well as Shareholder voting commitments, with respect to the Company, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context requires otherwise:

“Affiliate”

means, in respect of a specified person, a person who:

(A)  directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; and

(B)  as to any individual, in addition to any person in paragraph (A) above, (i) any member of the immediate family of an individual Shareholder, including parents, siblings, spouse and children (including those by adoption), the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and, in any such case, any trust whose primary beneficiary is such individual Shareholder or one or more members of such immediate family, and (ii) the legal representative or guardian of such individual Shareholder or of any such immediate family member to the extent validly appointed in accordance with applicable Law (such Affiliates in paragraph (B) hereto, the “Family Members”), provided that in no event shall the Company or any of its subsidiaries be deemed an Affiliate of any Shareholder;

“Articles”	means the Company’s memorandum and articles of association, effective as of the Company Merger Effective Time, as amended, or amended and restated, from time to time;

“Beneficial Ownership” or “Beneficially Own”	have the meaning given to such terms in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the purposes of calculating any Shareholder’s Beneficial Ownership, rights and obligations under this Agreement shall not be taken into account;

“Board”	means the board of Directors as constituted from time to time or (as the context requires) the Directors present at a meeting of the board of Directors at which a quorum is present;

“Business Combination Agreement”	has the meaning given in the recitals;

“Business Day”	means any day on which banks are not required or authorized to close in the British Virgin Islands; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place”, “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;

“Cause”	has the meaning given in the Employment Agreement by and between Mostafa Kandil and the Company, dated as of the date hereof and to be effective as of the Closing Date;

“Classified Board Arrangements”	has the meaning given in clause 2.1(D);

“Closing Date”	has the meaning given in the Business Combination Agreement;

“Company Merger Effective Time”	has the meaning given in the Business Combination Agreement;

“control”	(including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise;

“Director”	means a director of the Company;

“Equity Securities”	means (i) all shares of the Company, (ii) all securities convertible into or exchangeable for shares of the Company, and (iii) all options, warrants or other rights to purchase or otherwise acquire from the Company shares, or securities convertible into or exchangeable for shares;

“Exchange Act”	means the Securities Exchange Act of 1934, as amended from time to time;

“Governmental Authority”	means any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body;

“Initial Voting Commitment Period”	has the meaning given in clause 3.1(A);

“Law”	means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority;

“MK Designee”	has the meaning given in clause 2.4;

“MK Appointment Condition”	has the meaning given in clause 3.1(B);

“Order”	means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

“Public Offering”	means a public offering of securities registered under the Securities Act (as defined in the Business Combination Agreement) or pursuant to an exemption from registration under the Securities Act;

“SEC”	means the United States Securities and Exchange Commission;

“Shares”	means any and all Common Shares A of the Company, US$0.0001 par value, from time to time, unless otherwise specified;

“SPAC”	has the meaning given in the recitals;

“Specified Trust”	means any trust settled by Mostafa Kandil;

“Swvl Designees”	means “Company Designees”, as such term is defined in the Business Combination Agreement and includes (for the avoidance of doubt) Mostafa Kandil, any MK Designee and any other person appointed as a Director by the Board (or any applicable committee thereof) to replace any Company Designee, and “Swvl Designee” shall mean any such person; and

“Swvl”	has the meaning given in the recitals.

1.2	In this Agreement, unless the context requires otherwise:

(A)	any reference to the parties or to the preamble, a recital, a clause or a schedule is to the parties or the relevant recital or clause of or schedule to this Agreement;

(B)	use of the singular includes the plural and vice versa;

(C)	use of any gender includes the other genders;

(D)

any reference to “persons” or “people” includes any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority;

(E)

any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall be construed as referring to that legislation as amended or as repealed and re-enacted from time to time;

(F)	general words shall not be given a restrictive meaning because they are preceded or followed by words indicating a particular class or example of acts, matters or things; and

(G)	any reference to an agreement shall be construed as referring to such agreement as amended from time to time in accordance with the terms thereof.

1.3	Headings shall be disregarded in construing this Agreement.

2.	GOVERNANCE MATTERS

Board composition, Directors and officers

2.1	The parties acknowledge and agree that, pursuant to and in accordance with the Business Combination Agreement, immediately following the Company Merger Effective Time:

(A)

the Board shall consist of nine Directors, divided into three classes (which shall operate on the basis of the Classified Board Arrangements), in accordance with Section 7.16(a) of the Business Combination Agreement;

(B)	the members of the Board and the Chair of the Board will be those individuals determined in accordance with Section 7.16(b) of the Business Combination Agreement;

(C)	the officers of the Company will be those individuals determined in accordance with Section 7.16(c) of the Business Combination Agreement; and

(D)	the Company shall adopt the Articles which (among other things) provide that the Company shall have a classified Board, with three classes of Directors, which shall operate on the basis that:

(i)	while the size of the Board is nine Directors, three Directors shall be in Class I, three Directors in Class II and three Directors in Class III;

(ii)	one third of the Board will be appointed each year;

(iii)	the term of office of the Class I Directors will expire at the Company’s first annual meeting of shareholders following the Closing Date;

(iv)	the term of office of the Class II Directors will expire at the Company’s second annual meeting of shareholders following the Closing Date; and

(v)	the term of office of the Class III Directors will expire at the Company’s third annual meeting of shareholders following the Closing Date,

(the foregoing arrangements, as recorded in the Articles, being the “Classified Board Arrangements”).

Each of the parties accepts the foregoing arrangements and agrees to take (and to cause its controlled Affiliates and Family Members to take) all necessary and desirable actions within its control to confirm and ratify such arrangements.

2.2

The parties agree that the business and affairs of the Company shall be managed by or under the direction of its Board. The parties shall take (and shall cause their respective controlled Affiliates and Family Members to take) all necessary and desirable actions within their control such that:

(A)	the size of the Board and the Classified Board Arrangements shall only be changed from time to time in accordance with the Articles; and

(B)	a majority of the members of the Board shall not be (i) citizens or residents of the United States or (ii) residents of Egypt.

Rights of Mostafa Kandil

2.3	Until the expiration of his term of office as a Class III Director (and thereafter until the expiration of his then-current term of office as a Director):

(A)	for so long as Mostafa Kandil is the Chief Executive Officer of the Company, Mostafa Kandil will be entitled to serve, and shall be appointed as, a Director and Chair of the Board; and

(B)

without prejudice to the foregoing clause 2.3(A), for so long as Mostafa Kandil, together with his Affiliates and any Specified Trust, Beneficially Owns at least one per cent. of the issued and outstanding Shares and provided that Mostafa Kandil’s employment has not been terminated by the Company for Cause, Mostafa Kandil will be entitled to serve, and shall be appointed, as a Director, and the parties shall take (and cause their respective controlled Affiliates and Family Members to take) all necessary and desirable actions within their control to give effect to the foregoing.

2.4

For so long as Mostafa Kandil is entitled to serve as a Director pursuant to clause 2.3, if Mostafa Kandil is unable or unwilling to serve as a Director, resigns as a Director or is removed as a Director (other than if the Company has terminated Mostafa Kandil’s employment for Cause), Mostafa Kandil shall have the right, at his election and at any time by written notice to the Company, to require that the Board and all applicable committees thereof (i) appoint such person as Mostafa Kandil may select to serve as a Director in his stead (such person being an “MK Designee”), (ii) remove any MK Designee, and (iii) replace any MK Designee. The parties shall take (and shall cause their respective controlled Affiliates or Family Members to take) all necessary and desirable actions within their control to cause the Company, the Board and all applicable committees thereof to give effect to the foregoing.

3.	VOTING COMMITMENTS AND RELATED MATTERS

3.1

Each Shareholder agrees that it will vote, or cause to be voted, or deliver, or cause to be delivered, a written resolution in respect of, all Shares Beneficially Owned by such Shareholder or by any of its Affiliates:

(A)

(i) in favour of the appointment as a Director of any Swvl Designee (or any replacement thereof) recommended by the Board at each of the first, second and third annual meeting of shareholders following the Closing Date and at any general meeting of shareholders (or any action or approval by written resolution) held during such period (in each case, including any postponement or adjournment thereof) (the period from the Closing Date through the completion of the Company’s third annual meeting of shareholders following the Closing Date being the “Initial Voting Commitment Period”); and (ii) against the removal of any Swvl Designee (or any replacement thereof) at any annual or general meeting of shareholders (or any action or approval by written resolution) held during the Initial Voting Commitment Period (or any postponement or adjournment thereof); and

(B)

following the expiry of the Initial Voting Commitment Period (i) in favour of the appointment as a Director of Mostafa Kandil (or, if applicable, any MK Designee) at any annual or general meeting of shareholders (or any postponement or adjournment thereof) (or any action or approval by written resolution), and (ii) against the removal of Mostafa Kandil (or, if applicable, any MK Designee) at any annual or general meeting of shareholders (or any postponement or adjournment thereof) (or any action or approval by written resolution), provided that, at the time of such meeting or the date on which such consent is circulated to the shareholders of the Company:

(i)	Mostafa Kandil is the Chief Executive Officer of the Company; or

(ii)

Mostafa Kandil, together with his Affiliates and any Specified Trust, Beneficially Owns at least one per cent. of the issued and outstanding Shares and provided further that Mostafa Kandil’s employment has not been terminated for Cause by the Company.

(the requirements set out in clauses 3.1(B)(i) and 3.1(B)(ii) being, together, the “MK Appointment Conditions” and each an “MK Appointment Condition”).

3.2	The Company agrees and undertakes:

(A)

to include in the slate of nominees recommended by the Board for appointment at any annual or general meeting of shareholders at which the appointment of Directors falls to be considered (or any action or approval by written resolution):

(i)

during the Initial Voting Commitment Period (or any postponement or adjournment of such meeting), those Swvl Designees (or any replacements thereof) who, pursuant to the Classified Board Arrangements and for so long as the Board is classified, are to be appointed at any such meeting; and

(ii)

following the expiry of the Initial Voting Commitment Period (or any postponement of adjournment of such meeting), Mostafa Kandil (or, if applicable, any MK Designee), provided that either of the MK Appointment Conditions is satisfied at the relevant time, and where the relevant individual(s) fall to be included in the slate of nominees recommended by the Board pursuant to the foregoing clause 3.2(A):

(B)

to nominate and recommend each such individual to be appointed as a Director at such annual or general meeting of shareholders (or any postponement or adjournment thereof) (or any action or approval by written resolution), and to solicit proxies or consents in favour thereof and to cause the applicable proxies to vote in accordance with the foregoing; and

(C)

to use its reasonable best efforts to support the appointment of each such individual and, in any event, to use not less than the efforts used by the Company to obtain the appointment of any other nominee nominated by it to serve on the Board.

3.3

Each Shareholder agrees and undertakes to take (and shall cause its controlled Affiliates or Family Members to take) all necessary and desirable action within its control to cause the Company to comply with and give effect to the requirements of clause 3.2.

4.	PROXY

Each Shareholder hereby irrevocably appoints as its proxy and attorney-in-fact the Company and any person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote or deliver a written resolution in respect of the Shares Beneficially Owned by such Shareholder in accordance with clause 3 at the specified applicable annual or general meetings of shareholders of the Company (or adjournments or postponements thereof) (or any action or approval by written resolution) prior to the termination of this Agreement in accordance with its terms at or pursuant to which any of the matters described in clause 3 is to be considered and/or approved. This proxy contemplated hereby, if it becomes effective, is coupled with an interest and shall be irrevocable prior to the termination of this Agreement in accordance with its terms, at which time any such proxy shall automatically terminate.

5.	ASSIGNMENT; THIRD PARTY RIGHTS; NO TRANSFERS

5.1	Subject to clause 5.3, this Agreement and the rights, duties and obligations of the parties hereunder may not be assigned or delegated by any party in whole or in part.

5.2

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.3

No Shareholder shall be entitled to, directly or indirectly, assign, convey, deliver or otherwise transfer any Shares Beneficially Owned by such Shareholder unless the applicable transferee agrees to be bound by and comply with the terms and conditions of this Agreement; provided that the foregoing shall not prohibit any such assignment, conveyance or transfer of any Shares Beneficially Owned by such Shareholder in a Public Offering or in the public markets.

6.	NOTICES

6.1

Except as expressly provided otherwise in this Agreement, any notice, consent or other communication under this Agreement (each a “notice” for the purposes of this clause 6.1) shall be in writing and in English and signed by or on behalf of the party giving it and shall be sent (A) by hand, (B) by prepaid recorded internationally recognised courier service, or (C) by email as follows (and for the avoidance of doubt may not otherwise be given by any other form of electronic communication):

If to the Company, to:

Swvl Inc.

The Offices 4, One Central

Dubai, United Arab Emirates

Attention: Mostafa Kandil, Chief Executive Officer

Email: mk@swvl.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall; O. Keith Hallam, III; Nicholas A. Dorsey

Email:rhall@cravath.com; khallam@cravath.com;

ndorsey@cravath.com

If to any Shareholder, as set forth below its name in Schedule 1.

6.2

Any Shareholder and the Company may notify the other(s) of any other person, address, or email address for the receipt of notices or copy notices. Any such change shall take effect five Business Days after notice of the change is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

6.3

Any notice given in accordance with clause 6.1 and received after 7.30 p.m., local time, on a Business Day (in the place at which notice is received), or on any day which is not a Business Day, shall for the purposes of this Agreement be regarded as received on the next Business Day.

6.4	The provisions of clause 6.1 shall apply in relation to the service of process in any legal proceedings arising out of or in connection with this Agreement.

7.	VARIATION

This Agreement may only be varied in writing signed by each of the parties.

8.	REMEDIES AND WAIVERS

A failure to exercise or delay in exercising any right or remedy in connection with this Agreement shall not constitute a waiver of that or any other right or remedy. A waiver of a breach of this Agreement shall not constitute a waiver of any other breach of this Agreement.

9.	NO PARTNERSHIP/AGENCY

The parties acknowledge and agree that:

(A)

nothing in this Agreement is intended to or shall operate to create a partnership, or to authorize a party to act as agent for any other, and no party shall have authority to act in the name or on behalf of or otherwise to bind any other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power); and

(B)	no fiduciary relationship or fiduciary duties shall exist between the parties arising out of or in connection with this Agreement.

10.	SEVERANCE

10.1	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of the other provisions of this Agreement.

10.2

If any provision of this Agreement becomes or is held by a court of competent jurisdiction to be invalid or unenforceable, then the parties shall enter into good faith negotiations to substitute a valid or enforceable clause which achieves so far as possible the objectives of the original clause.

11.	PREVAILING TERMS

Each Shareholder undertakes to the Company and to each other Shareholder that in the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Articles, it will use its reasonable endeavours to cause the Articles to be amended (including by voting all its Shares in respect of any such amendments) to the extent necessary to eliminate that ambiguity or conflict. Without prejudice to the provisions of this clause, the Company shall not be bound by any provision of this Agreement which would constitute an unlawful fetter on its statutory powers.

12.	CUMULATIVE RIGHTS

The rights and remedies provided by this Agreement are cumulative and (except as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by Law.

13.	EFFECTIVENESS

This Agreement shall become simultaneously and automatically effective as of the Company Merger Effective Time; provided that the terms of clauses 5 to 20 (inclusive) hereof shall become effective as of the date hereof.

14.	TERMINATION

This Agreement shall terminate immediately (except for those provisions expressly stated to continue without limit in time and without prejudice to any rights, liabilities or remedies arising under this Agreement prior to such termination to which clauses 18 and 19 will continue to apply):

(A)	if only one Shareholder remains holding Shares;

(B)	subject to clause 5.3, in respect of the rights and obligations of any Shareholder if it and each of its Affiliates no longer Beneficially Own any Shares; or

(C)	the Business Combination Agreement is terminated in accordance with its terms.

15.	COSTS AND EXPENSES

Except as otherwise contemplated by the Business Combination Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

16.	COUNTERPARTS

This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

17.	ENTIRE AGREEMENT

This Agreement and the documents referred to in it constitute the entire agreement between the parties relating to the transactions contemplated hereby and by those documents and supersede all other agreements or arrangements between any of the parties relating hereto and to those transactions, which shall cease to have any further effect.

18.	GOVERNING LAW AND JURISDICTION

18.1

This Agreement shall be governed by and construed in accordance with the laws of the British Virgin Islands. Each party irrevocably submits to the exclusive jurisdiction of the courts of the British Virgin Islands over any claim, dispute or matter arising under or in connection with this Agreement.

18.2

Each party irrevocably waives any objection which it may have now or later to proceedings being brought in the courts of the British Virgin Islands and any claim that proceedings have been brought in an inconvenient forum. Each party further irrevocably agrees that a judgment in any proceedings brought in the courts of the British Virgin Islands shall be conclusive and binding upon each party and may be enforced in the courts of any other jurisdiction.

18.3	Nothing in this Agreement shall affect the right to serve process in any manner permitted by Law.

19.	WAIVER OF JURY TRIAL

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS CLAUSE 19.

20.	SPECIFIC PERFORMANCE

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the matters contemplated by clause 3) in the courts of the British Virgin Islands without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each party hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(Signature pages follow)

[Signature page to the Shareholders’ Agreement]

Executed as a deed by PIVOTAL HOLDINGS	)	DocuSigned by:
CORP acting by	)	/s/ Mostafa Eissa Kandil
)
who, in accordance with the laws of the territory	)	(Authorised signatory(ies))
in which PIVOTAL HOLDINGS CORP is	)
incorporated, is/are acting under the authority	)
of PIVOTAL HOLDINGS CORP

[Signature page to the Shareholders’ Agreement]

Signed as a deed by MAHMOUD NOUH	)	/s/ Mahmoud Nouh Mohamed Mohamed Nouh
MOHAMED MOHAMED NOUH in the	)	(Signature of individual)
presence of:	)

Witness’s signature:		/s/ Ahmed Nouh Mohamed

Name (print):		Ahmed Nouh Mohamed

Occupation:		COO at Capiter

Address:		68 Ramsis St., Ismailia Egypt

[Signature page to the Shareholders’ Agreement]

DocuSigned by:
Signed as a deed by MOSTAFA ESSA	)	/s/ Mostafa Essa Mohamed Mohamed Kandil
MOHAMED MOHAMED KANDIL in the	)	(Signature of individual)
presence of:	)

Witness’s signature:		Esraa kandil

Name (print):		Esraa Eissa Kandil

Occupation:		Financial Analyst

Address:

[Signature page to the Shareholders’ Agreement]

Signed as a deed by AHMED MAHMOUD	)	/s/ Ahmed Mahmoud Ismail Mohamed Sabbah
ISMAIL MOHAMED SABBAH in the	)	(Signature of individual)
presence of:	)

Witness’s signature:		/s/ Aly Ashraf

Name (print):		Aly Ashraf

Occupation:		Head of growth at Telda

Address:		Fifth settlment - 52 Street Villa 118 Cairo, Egypt

[Signature page to the Shareholders’ Agreement]

Executed as a deed by MEMPHIS EQUITY	)	DocuSigned by:
LTD. acting by Dany Farha who, in accordance	)	/s/ Dany Farha
with the laws of the territory in which MEMPHIS	)
EQUITY LTD. is incorporated, is/are acting	)	(Authorised signatory(ies))
under the authority of MEMPHIS EQUITY LTD.	)
)
)

[Signature page to the Shareholders’ Agreement]

Executed as a deed by DIGAME AFRICA	)	DocuSigned by:
acting by Esther Dyson	)	/s/ Esther Dyson
who, in accordance with the laws of the	)	(Authorised signatory(ies))
territory in which DIGAME AFRICA is	)
incorporated, is/are acting under the authority	)
of DIGAME AFRICA

[Signature page to the Shareholders’ Agreement]

Executed as a deed on behalf of BADIA	)
IMPACT FUND C.V. by its general partner	)	DocuSigned by:
BADIA IMPACT CAPITAL PARTNERS B.V.	)
acting by Dr. Fawaz H. Zu’bi in his capacity as Director	)	/s/ Dr. Fawaz H. Zu’bi
who, in accordance with the laws of the territory	)	(Authorised signatory(ies))
in which BADIA IMPACT CAPITAL	)
PARTNERS B.V. is incorporated, is/are acting	)
under the authority of BADIA IMPACT	)
CAPITAL PARTNERS B.V.	)

[Signature page to the Shareholders’ Agreement]

Executed as a deed by VNV (CYPRUS))
LIMITED acting	)
by Boris Sinegubko,	)
Director	)	/s/ Boris Sinegubko
who, in accordance with the laws of the territory	)	(Authorised signatory(ies))
in which VNV (CYPRUS) LIMITED is	)
incorporated, is/are acting under the authority of	)
VNV (CYPRUS) LIMITED	)
)

[Signature page to the Shareholders’ Agreement]

Executed as a deed by BLU STONE	)
VENTURES 1 LIMITED acting by	)
Marwan Khoueiri as Director	)
	)	/s/ Marwan Khoueiri
who, in accordance with the laws of the territory	)	(Authorised signatory(ies))
in which BLU STONE VENTURES 1 LIMITED	)
is incorporated, is/are acting under the authority	)
of BLU STONE VENTURES 1 LIMITED	)

[Signature page to the Shareholders’ Agreement]

Executed as a deed by ALCAZAR FUND 1)
SPV 4 acting by Deepak Jain who, in	)	/s/ Deepak Jain
accordance with the laws of the territory in	)	(Authorised signatory(ies))
which ALCAZAR FUND 1 SPV 4 is	)
incorporated, is acting under the authority of	)
ALCAZAR FUND 1 SPV 4)
)

[Signature page to the Shareholders’ Agreement]

Executed as a deed by LUXOR CAPITAL	)
PARTNERS, LP acting by Norris Nissim who,	)	/s/ Norris Nissim
in accordance with the laws of the territory in	)	(Authorised signatory(ies))
which LUXOR CAPITAL PARTNERS, LP is	)
incorporated, is acting under the authority of	)
LUXOR CAPITAL PARTNERS, LP	)
)

SCHEDULE 1

(The Shareholders)

[Omitted]

1